Exhibit 99.1

Spirit Airlines Reports August 2011 Traffic

Miramar, Florida (September 6, 2011) – Spirit Airlines (Nasdaq:  SAVE) today reported its preliminary traffic results for August 2011 and year-to-date 2011.

Traffic (revenue passenger miles) in August 2011 increased 15.8 percent versus August 2010 on a capacity (available seat miles) increase of 13.1 percent.  Load factor for August 2011 was 87.7 percent, an increase of 2.1 points as compared to August 2010.

In August 2011, Spirit cancelled 122 flights, or 14,287 thousand available seat miles, as a result of adverse weather conditions and airport closures in connection with Hurricane Irene.

The following table summarizes Spirit’s traffic results for the month and year-to-date ended August 31, 2011 and 2010.

	August 2011	August 2010	Change
Revenue passenger miles (RPMs) (000)	741,717	640,654	15.8%
Available seat miles (ASMs) (000)	845,957	748,125	13.1%
Load Factor	87.7%	85.6%	2.1 pts
Passenger flight segments	792,085	672,960	17.7%

	YTD 2011	YTD 2010	Change
Revenue passenger miles (RPMs) (000)	5,464,740	4,284,899	27.5%
Available seat miles (ASMs) (000)	6,351,216	5,244,547	21.1%
Load Factor	86.0%	81.7%	4.3 pts
Passenger flight segments	5,703,386	4,502,027	26.7%

About Spirit Airlines
Spirit Airlines (Nasdaq: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit the most environmentally-friendly U.S. carrier.  Spirit’s all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

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Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920